                                                                      Exhibit 12

                            COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)

                                     Three Months Ended
                                           March 31,                     Year Ended December 31,
                                     -------------------  -----------------------------------------------------
                                        2004      2003       2003      2002        2001      2000       1999
                                     ---------  --------  ---------  ---------  ---------  ---------  ---------
Interest Expense                     $  17,100  $ 20,100  $  74,100  $  74,500  $  84,700  $ 100,300  $  55,200
Capitalized Interest                         -         -          -          -      1,462      3,946          -
Estimated Interest Portion of
  Rent Expense                           2,831     3,445     12,183     14,679     13,369     15,614     13,948
                                     ---------  --------  ---------  ---------  ---------  ---------  ---------
Fixed Charges                        $  19,931  $ 23,545  $  86,283  $  89,179  $  99,531  $ 119,860  $  69,148
                                     =========  ========  =========  =========  =========  =========  =========
Income From Continuing
  Operations Before Income Taxes     $  97,100  $ 70,700  $ 346,500  $ 280,200  $ 316,400  $ 549,900  $ 518,600
Add: Fixed Charges                      19,931    23,545     86,283     89,179     98,069    115,914     69,148
Less: Equity in (Earnings) / Losses
      of Less Than 50% Owned
      Companies                           (688)       76     (2,534)    (2,969)    (2,922)    (3,367)    (1,069)
                                     ---------  --------  ---------  ---------  ---------  ---------  ---------
Earnings Before Fixed Charges        $ 116,343  $ 94,321  $ 430,249  $ 366,410  $ 411,547  $ 662,447  $ 586,679
                                     =========  ========  =========  =========  =========  =========  =========
Ratio of Earnings to Fixed Charges      5.8x      4.0x       5.0x       4.1x       4.1x      5.5x       8.5x